Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ALLIED ESPORTS ENTERTAINMENT, INC.
(a Delaware corporation)

Allied Esports Entertainment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That at a meeting of the Corporation’s Board of Directors, the following resolutions were duly adopted in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware setting forth the following amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable:

RESOLVED: The First Article of the Second Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and replaced with the following:

FIRST: The name of the corporation is Allied Gaming & Entertainment Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall be effective as of 12:01 am EST on December 1, 2022.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed this Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation on November 29, 2022.

ALLIED ESPORTS ENTERTAINMENT, INC.

By:	/s/ Yinghua Chen
Yinghua Chen, Chief Executive Officer